Registration No. 333-125348

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISUALMED CLINICAL SOLUTIONS CORPORATION
 (Name of small business issuer in its charter)

Nevada	8060	88-0436055
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

VISUALMED CLINICAL SOLUTIONS	Nevada Corporate Headquarters, Inc.
CORPORATION	101 Convention Center Drive
1035 Laurier Street West. Suite 200	Suite 700
Montreal, Quebec	Las Vegas, Nevada 89109
Canada H2V 2L1	(702) 873-3488
(514) 274-1115
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Security	Offering Price	Fee [1]

Warrants exercisable at	2,275,567	$0.00	$0.00	$0.00
$1.25

Shares underlying	2,275,567	$1.69	$3,851,845	$488.03
warrants exercisable at
$1.25

Warrants exercisable at	166,667	$0.00	$0.00	$0.00
$0.001

Shares underlying	166,667	$2.84	$473,334	$59.97
warrants exercisable at
$0.001

Common Stock by	6,337,116	$3.00	$19,011,348	$2,408.74
selling shareholders

Total				$2,956.74

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (i).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

VISUALMED CLINICAL SOLUTIONS CORPORATION
2,275,567 Warrants Exercisable at $1.25 per Warrant
2,275,567 Shares of Common Stock Issuable Upon the Exercise of the 2,275,567 Warrants
166,667 Warrants Exercisable at $0.001 per Warrant
166,667 Shares of Common Issuable Upon the Exercise of the 166,667 Warrants
6,337,116 Shares of Common Stock Owned by Existing Shareholders

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "VMCS." On August 3, 2005, the closing price of our common stock was $2.86. The warrants referred to herein are not traded anywhere.

We are registering for resale by some warrant holders, 2,275,567 Warrants and 2,275,567 shares of common stock issuable upon the exercise of the 2,275,567 warrants. One Warrant and $1.25 will entitle a Warrant holder to acquire one share of common stock. Further, we are registering the issuance of the shares issuable upon the exercise of the warrants to transferees that may purchase the warrants in this offering. We are also registering for resale by one Warrant holder, 166,667 warrants and 166,667 shares of common stock issuable upon the exercise of the 166,667 warrants. Further, we are registering the issuance of the shares issuable upon the exercise of the exercise of the warrants to transferees that may purchase warrants in this offering. One Warrant and $0.001 will entitle the Warrant holder to acquire one share of common stock. The Warrants are exercisable from the effective date of this registration statement through various dates until March 24, 2007, depending upon the Warrant.

Further, some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling 6,103,783 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

			Underwriting	Proceeds to
	Price to Public		Commission	Us
Price per each of the 2,275,567 Warrants		$0.01	$0.00	$0.00
Aggregate price of 2,275,567 Warrants		$22,756	$0.00	$0.00
Per Share on Exercise of 2,275,567 Warrants		$1.25	$0.00	$1.25
Aggregate on Exercise of 2,275,567 Warrants		$2,844,459	$0.00	$2,844,459

Price per each of the 166,667 Warrants		$0.01	$0.00	$0.00
Aggregate price of 166,667 Warrants		$1,666	$0.00	$0.00
Per Share on Exercise of 166,667 Warrants		$0.001	$0.00	$0.001
Aggregate on Exercise of 166,667 Warrants		$166	$0.00	$166

Approximate price per Share to Selling Shareholders	$	market price	$0.00	$0.00
Aggregate price to Selling Shareholders	$	market price	$0.00	$0.00

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We are a provider of clinical management solutions that assist hospitals and healthcare authorities in reducing medical errors, increase personnel efficiency and reduce operating costs.

We were organized under the laws of the State of Nevada on September 7, 1999. In October 2004, we changed our business purpose from mining exploration to providing clinical management solutions and changed our name to VISUALMED CLINICAL SOLUTIONS CORPORATION. Our principal executive offices are located at 1035 Laurier Street West. Suite 200, Montreal, Quebec, Canada and our telephone number is (514) 274-1115. Our fiscal year end is June 30.

The offering

Following is a brief summary of this offering:

Securities being offered

We are registering for resale by some warrant holders, 2,275,567 Warrants and 2,275,567 shares of common stock issuable upon the exercise of the 2,275,567 warrants. One Warrant and $1.25 will entitle a Warrant holder to acquire one share of common stock. Further, we are registering the issuance of the shares issuable upon the exercise of the warrants to transferees that may purchase the warrants in this offering. We are also registering for resale by one Warrant holder, 166,667 warrants and 166,667 shares of common stock issuable upon the exercise of the 166,667 warrants. Further, we are registering the issuance of the shares issuable upon the exercise of the exercise of the warrants to transferees that my purchase warrants in this offering. One Warrant and $0.001 will entitle the Warrant holder to acquire one share of common stock. The Warrants are exercisable from the effective date of this registration statement through various dates until March 24, 2007, depending upon the Warrant. Further, we are registering 6,337,116 shares of common stock by certain selling shareholders.

Offering price of 2,275,567 per warrant	$0.01
Offering price of 166,667 per warrant	$0.01
Offering price per share common stock	The market bid.
Net proceeds to us on exercise of warrants	$2,844,856.75
Net proceeds to us on sale of shares	None
Number of shares outstanding before the offering	44,833,634
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	44,833,634

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	March 31, 2005	June 30, 2004
	(Unaudited)	Audited
Balance Sheet
Total Assets	$711,229	$1,616
Total Liabilities	$232,922	$21,674
Stockholders Equity (Deficit)	$478,307	$(20,058)

	Nine Months ending	Year ending
	March 31, 2005	June 30, 2005
	(Unaudited)	Audited
Income Statement
Revenue	$0	$0
Total Expenses	$5,793,894	$9,204
Net Loss	$5,795,037	$9,204

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with VisualMed Clinical Solutions Corporation:

  Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations.

  Our auditors have issued a going concern opinion as at June 30, 2004. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits.

  Because we have historically incurred losses and these losses may increase in the future, we must begin generating a profit from our operations. If we do not begin generating a profit we may have to suspend or cease operations. As a result, you may lose your investment.

  We have never been profitable. At March 31, 2005 we had working capital of $463,788. If we do not obtain additional financing or begin generating revenues within the next year, we will have to reduce or suspend or operations. In order to become profitable, we will need to generate significant revenues to offset our cost of revenues, sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may continue or increase in the future in which case you might lose your investment.

  We have experienced a history of losses and expect to incur future losses. Therefore, we must continue to raise money from investors to fund our operations. If we are unable to fund our operations, we will cease doing business.

  We have recorded no revenue from operations to date and we have incurred a cumulative loss of $6,196,315 through March 31, 2005. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies and from the associated administrative costs and $402,421 from discontinued operations. We expect to incur significant operating losses and negative cash flows over the next several months due to the costs of expanded research and development of our products. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused developing and implementing our clinical solutions. We have generated $0 of revenue to date. Consequently, we must raise money from investors to maintain our operations. If we can't fund our operations through product sales and investments by third parties, we will have to cease operations.

  Because we depend on a limited number of third parties to manufacture and supply critical components for our products and services, if the third party manufacturer should cease operations or refuse to sell components to us, we may have to suspend or cease operations. As a result, you may lose your investment.

  If our suppliers do not execute their obligations, or if they stop manufacturing and supplying components critical for our clinical solutions, we may be not be capable of finding other suppliers or operate our business. We rely on limited suppliers for a number of key components and do not have long-term agreements with any of our suppliers. If our agreements with these suppliers were terminated or expired, if we were unable to obtain adequate quantities of components critical for our products and services, if the quality of these components was inadequate, or if the terms for supply of these components became commercially unreasonable, our search for additional or alternate suppliers could result in significant delays, added expense and our inability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively. As a result, you could lose your investment.

  If we cannot deliver the systems our customers demand, we will be unable to attract customers which will result in a loss of income and eventually a termination of our operations. As a result you could lose your investment.

  Our future success depends upon our ability to attract customers to use and acquire our clinical solutions systems. We cannot assure you that we will be able to do so. If we cannot attract customers, we will not generate revenues and may have to cease or suspend operations. As a result, you could lose your investment.

  We may be exposed to liability claims if products based on our technologies are marketed and sold. We have liability insurance coverage in the amount of $1,000,000, however if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations.

  If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. If a judgment is rendered against us for any amount of money over our coverage of $1,000,000, we may have to cease operations.

  Because we do not have any patents, we rely on trade secrets, confidentiality agreements and contractual agreements which may not be adequate to protect our proprietary interests. If our proprietary interests are divulged to the public, we may lose our competitive edge and have to cease operations.

  We have not obtained patents or copyrights for our solutions. There is no assurance that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In order to protect our propriety rights, we will have to obtain patents or file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that the parties enjoined will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights, in which case those using our proprietary rights may continue to do so in the future.

  Our trademarks may not give us adequate protection. As a result, third parties may appropriate our trademarks which may reduce our competitive edge and cause our revenues to decrease.

  We have applied for trademarks. There is no assurance, however, that third parties may not infringe on our trademarks. In order to protect our trademark rights, we may have to file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that those infringing on our trademarks will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our trademarks, in which case those infringing on our trademarks could continue to do so in the future.

  Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our services.

  Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

  Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses.

  We have suppliers that are located outside Canada and the U.S. Our functional currency is the Canadian dollars and we report our results in U.S. dollars. Fluctuations in the value of the Canadian and U.S. dollars are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results.

Risks associated with this offering:

  Because one stockholder continues to own a majority of our stock, it may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

  One corporation, Visual Healthcare Corp. owns approximately 80% of our outstanding common stock. Visual Healthcare Corp. is controlled by Gerard Dab and Arthur Gelston, who are our officers and directors. Accordingly, Visual Healthcare Corp. can exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions.

  Because the market for our common stock is limited, you may not be able to resell your shares of common stock.

  There is currently a limited trading market for our common stock. Our common stock trades on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "VMCS." As a result, you may not be able to resell your securities in open market transactions.

  Because there is no market for the warrants, you may be unable to resell them.

  There is currently no trading market for our warrants. As a result, you may not be able to resell your securities in open market transactions.

  Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted.

  Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the warrants and shares of common stock in this offering. All proceeds from the sale of the warrants and shares of common stock will be received by the warrant holders and selling shareholders, respectively.

DETERMINATION OF OFFERING PRICE

The warrant holders and selling shareholders are offering their securities for sale in this offering. The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On August 3, 2005, the inside bid price for our common stock was $2.86. No warrants or shares are being offered by us. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "VMCS." Our warrants are not traded anywhere.

Our fiscal year end is June 30. Summary trading by quarter for the 2004 and 2003 fiscal years and the first three quarters of 2005 are as follows:

Fiscal Quarter		High Bid	Low Bid
2005
	Third Quarter	$3.00	$1.53
	Second Quarter	$1.64	$0.62
	First Quarter	$0.62	$0.62
2004
	Fourth Quarter	$0.62	$0.62
	Third Quarter	$0.62	$0.62
	Second Quarter	$0.62	$0.62
	First Quarter	$0.62	$0.60
2003
	Fourth Quarter	$2.00	$0.15
	Third Quarter	$1.50	$0.10
	Second Quarter	$0.31	$0.05
	First Quarter	$0.20	$0.10

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of August 3, 2005, we had 23 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

Overview

We were organized under the laws of the State of Nevada on September 7, 1999. In October 2004, we changed are business purpose from mining exploration to providing clinical management solutions and changed our name to VISUALMED CLINICAL SOLUTIONS CORPORATION. Our principal executive offices are located at 1035 Laurier Street West. Suite 200, Montreal, Quebec, Canada and our telephone number is (514) 274-1115. Our fiscal year end is June 30.

Change of Business

On September 23, 2004, after receiving advice that our mining properties were not deemed to be economically attractive, we entered into an agreement in principle to purchase certain assets from VisualMED Clinical Systems Corp. and we changed our business to providing clinical management solutions that assist hospitals and healthcare authorities in reducing medical errors, increase personnel efficiency and reduce operating costs. To reflect the nature of our new business activity, we changed our name to VisualMED Clinical Solutions Corp.

In conjunction with our acquisition and change of business, we paid a stock dividend of 1 additional share of common stock for each 2 shares of common stock outstanding. The record date for the stock dividend was October 25, 2004. To reflect the nature of our new business activity, we changed our name to VisualMED Clinical Solutions Corp.

Our Business

We provide a series of clinical information systems. These systems help hospitals and governments reduce medication errors, increase personnel efficiency and bring down operating costs. Our system is comprised of four modules. Each module has a specialized function and is evidenced by a server. The servers are linked together to form a network. Information is imputed and retrieved from the system by remote stations operated by monitors and keyboards. The main module of our system is the Computerized Physician Order Entry (CPOE) system which promotes greater patient safety and reduces the growing death rate from medication errors.

The VisualMED Solution

Our system eliminates the need for redundant, paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. Our computerized physician order entry or CPOE module uses a system with a knowledge base and an inference engine that validates information provided by the user according to thousands of expert-based algorithms.

Our system validates therapeutic decisions taken during the patient's hospitalization in real time while the doctor is writing his or her prescriptions, based on information available to it from multiple sources such as admissions, lab results, pharmacy, electrocardiograms, scanner and electronic imaging devices such as PACS, MRI and CAT scans.

Our system is a tool through which the healthcare team provides the patient with an improved quality of care. The risk of adverse drug events or ADEs with their attendant morbidity and mortality, as well as the resulting prolonged length of hospitalization, is greatly reduced. Medication side-effects are reduced, prescriptions, lab tests and radiology exams are not needlessly duplicated, and important clinical information is brought to the attention of the prescriber proactively, so that complications of therapy may be avoided. Availability of charts is immediate, and can be transmitted worldwide via the internet (EMR).

The implementation of our system in a hospital setting allows decision making predicated upon all available medical information about a patient. The audit mechanism also assures that appropriate regulatory standards are being met. The use of biometric electronic signature provides a level of data security at the highest level.

Our system is an information tool that enables physicians and other health care providers to make informed diagnostic and related medical decisions admissions, pharmacy, laboratory, radiology and PACS through HL-7 interfaces. Through its interfaces, our system captures all clinical information available on every hospitalized patient at any given moment, representing essentially the totality of data required by the hospital clinical staff to perform their duties. Healthcare personnel are able to access information obtained from a variety of different sources through this single software solution.

Our technology was developed, tested, and has been in continuous use since 1994 at Montreal's Royal Victoria Hospital, one of McGill University's main teaching hospitals. Since 1999, more than US$30,000,000 has been spent to expand functionality and turn the technology into an effective commercial platform. Further, our system has been recently installed at Physicians Hospital in El Paso, Texas.

Some Specifics of the VisualMED Solution

Clinical Features of Interest to Physicians:

*	Complete electronic expert order entry with more than 30 levels of decision support.
*	Clinical Information System that contains a CPOE component supplying the complete, internet-accessible Electronic Medical Record.
*	The innovative graphical user interface was designed in a hospital setting by clinicians.
*	Laboratory and imagery results are always available.
*	Laboratory and image test results reporting has built in graphic display.
*	PACS images may be reviewed directly from within the VisualMED DICOM screen.
*	All clinical information is available through the VisualMED screen - no need to access multiple computer applications for information coming from different hospital systems.
*	Enhanced communication with nursing staff.
*	Automatic renal failure dose modifications.
*	Automatic drug - drug interaction notification.
*	Automatic drug - allergy notification.
*	Automatic clinical warnings with alternative therapy recommendation
*	Automatic replacement of expensive IV with PO medication where appropriate, if installation hospital chooses this feature.
*	Complete pediatric dosing modalities and safety ranges.
*	Insulin sliding scales.
*	Automatic dose tapers, for example prednisone.

*	Automatic notification of abnormal and STAT results.
*	Context-sensitive therapeutic order entry protocols (order sets) defined by the client.
*	Cosign responsibilities clearly defined.
*	All decision support and the client may define tabular content.
*	May be used in-hospital or in ambulatory setting.
*	Patient chart may be reviewed remotely (in clinic, doctors' office) through a secure, encrypted Citrix server technical solution.
*	Clinical data saved from all patient encounters are available for subsequent patient encounters.
*	Multiple users access patient information at the same time.

Clinical Features of Interest to Pharmacists:

*	All prescriptions are legible.
*	Seamless integration of physician orders with the Medication Administration Record (MAR).
*	Medication Administration Record generates itself automatically.
*	No transcription of any prescriptions to a paper record.
*	No duplicate charting occurs.
*	Nursing data entries feedback immediately on all new physician prescriptions.
*	Clinical signs data entries are all validated for age, sex, weight and height of patient.
*	Bedside data entry available, including wireless vital signs data entry.
*	Automatic calculation of drip rates based on physician prescription.
*	Enhanced communication with physician staff.
*	Physicians enter their own orders.
*	Automatic notification of specimen-obtain times.
*	Automatic notification for administration of all medications and examinations.
*	Multiple users can access patient information at the same time.
*	Prescriptions are automatically transmitted to pharmacy.
*	Tremendous time efficiencies in the area of prescription validation.

Technical Features:

*	A turnkey solution.
*

VisualMED is a mission critical application with three-tiered client server architecture. This system integrates all Oracle based clinical data involving prescriptions and care, and also allows access to all laboratory results.

*	VisualMED interfaces with any existing hospital laboratory, ADT, pharmacy, radiology or PACS systems through bi-directional HL7 interfaces.
*	Citrix server systems can link ambulatory sites at a distance with patient records stored at hospital sites.
*	This critical application has hardware and software configured for 24x7 uptime. Fail-over controllers provide for operational redundancy.
*	This fault-tolerant, scaleable architecture is very secure.
*	This technology allows for remote site technical support and offsite performance monitoring.
*	All advantages linked to hospital use of the system can be applied to smaller installations such as clinics and medical centers.

Administrative Features:

Diagnoses and procedures:

*	All diagnoses and procedures coded by ICD9-CM and ICD10 nomenclature.
*	Captures primary diagnoses entered by physician.
*	Captures admission procedures entered by hospital staff..
*	Automatically captures all secondary and laboratory diagnoses.

Cost information:

*	All costs displayed to prescriber during order entry activity.
*	Cost-per-case and savings-per-case can be linked to any admitting diagnosis or procedure.
*	System can be configured to suggest equivalent cost-effective alternative medications.
*	Avoids the generation of duplicate or unnecessary laboratory and image test orders.

Audit:

*	All charted activities related to patient care may be audited for the purposes of quality assurance.

Security:

*	Secure biometric logon and electronic signature for all activities.
*	Unique consent module manages patient consent issues in ambulatory environment across multiple clinic and hospital sites.
*	Conforms to HIPPA requirements for confidentiality of patient record.

Public Health Features:

*	Reduction in the annual incidence of adverse drug effects, with resultant decrease in morbidity and mortality in the population seeking medical treatment.
*	Improved safety in the provision of complex modern therapies to sick patients.
*	Reduction in the medical malpractice risk for healthcare providers.
*	Decrease in the length of stay for hospitalized patients.
*	Improvement in the delivery of health care at all installed sites (allows nurses to spend more time caring for their patients).
*	Improved morale of health care providers at installation site.
*	Improved access to existing health care resources and maximization of use of existing resources (especially in the emergency department).
*	Improved quality of hospital-based as well as ambulatory practice on the basis of the inclusion of best-practice care protocols included in the system.
*	Advance the development of a practical regional patient medical record available at whatever hospital or clinic the patient attends in his or her region.

General Features:

*	Contributes to an ecological benefit by reducing the amount of paper used in a hospital.
*	Allows for considerable time saving in charting and accessibility of the patient records including radiology images, as the only requirement for access is the digital imprint.
*	Improves working conditions for the nursing staff by giving them a professional tool that saves 95% of time devoted to clerical work. Formularies and reports are automatically generated.
*	The hospital admission process is shortened, the long waiting lists eliminated.
*	The hospital center can realize approximately a 20% global saving in areas such as drugs, laboratory and radiology tests, administration and communication time, plus medical and nursing care.

Modules

Our modules come in four classes - administrative/support, nursing, clinical, and the electronic medical record.

Administrative:

Our administrative module is called VisualADMIN. It allows users with the appropriate security rights to access screens that may be used to define and modify architectural "seed data;" define the business rules for the clinical order entry for the 6 general order entry types - drugs, labs, IV solutions, image tests, nursing orders, dressings, as well as the special order entry types - sliding scales, drug tapers, transfusions, TPN; create and modify decision support algorithms that are called at multiple levels in the order entry sequence; create and modify decision support algorithms that operate as background processes; maintain the ward/bed configuration of the institution as represented inside the system; maintain the set of diagnoses represented inside the system; maintain any sets of system requisitions as may be required by the system; maintain the set of system user groups and user group rights, and maintain the set of system parameters that are used to determine the system configuration. The functionality that may be accessed though VisualADMIN is of a clinical-administrative nature. The company supplies all of the content required for full function of the system at the time of installation. The client may modify any of the content at any time in plain language. VisualADMIN is a required module in the setting of a minimal VisualMED installation.

Nursing:

Our nursing module, called VisualNURSE, integrates all physician / nursing clinical functions at the order entry and clinical data entry levels. VisualNURSE contains the Medication Administration Record, which is automatically generated by the VisualMED system according to a rules engine, which "translates" the physician's prescription into the date-times for prescription administration. These rules are supplied by VisualMED at installation time, and may vary for each individual clinical module. VisualNURSE also contains the Care Plan and screen sets that allow for the recording and (graphic) display of clinical information including vital signs, glucometer-insulin record, input and output, and pain scale. Additional screens exist for the recording of the nursing history. The System Administrator through VisualADMIN manages the seed content of VisualNURSE. All clinical modules (see below) access VisualNURSE. VisualNURSE is a required module in the setting of a minimal VisualMED installation.

Clinical:

The VisualMED clinical modules broadly correspond to the individual clinical specialty services of medicine and surgery. All of the patients in a particular census may all be linked to a single module - the patient is hospitalized on an Internal Medicine ward, for example - or patients in a given census may each be attached to different modules - a hematology / oncology ward, for example. Each clinical module may have its own set of available drug listings, its own table of order sets, and unique decision support algorithms. The look and feel of each clinical module is constant, though modules may contain unique screens, which may not be available elsewhere in the VisualMED Clinical System. For example, VisualER uses unique patient tracking screens; VisualICU, CCU, and ER contain unique results reporting screens. The System Administrator through VisualADMIN manages the seed content of the clinical modules. At least one clinical module is required in the setting of a minimal VisualMED installation.

The system includes, as an option, a DICOM viewer embedded in the clinical signs and results reporting screens so that PACS images may be viewed directly within the clinical context of the VisualMED clinical data display screens.

Electronic medical record:

All clinical modules come with a complete electronic patient record (EMR) used by physicians, consultants, nursing staff, and paramedical staff to record their admission and progress notes in a coded, menu-driven or free-text format, depending on the preference of the individual user. Clinicians can access all date related to their patient through the EMR, and can, as well filter the content to view only those notes relevant to the query at hand. Clinical data entered into the EMR is available to review for the purposes of quality assurance by the clinical staff, administration, and, where law permits, may be consulted by the patient.

Components

Available components, with a brief accompanying description, include the following:

*	VisualADMIN - maintenance of system tables and expert content by System or Clinical Administrator
*

VisualNURSE - contains self-generating MAR, order "pickup" screens, specimen notification screens and icons, nursing, IV solution input tally screens, automatic clinical activities scheduling, cosignature and verbal orders capability, nursing documentation

*	Clinical CPOE modules - includes VisualMD (Internal Medicine), VisualPEDIATRICS, VisualER, VisualSURGEON, VisualNEUROLOGY, VisualCCU, VisualICU, VisualOBGYN, VisualDERMATOLOGY.
*	VisualCHART(1) - the complete, electronic patient record for the current hospitalization
*	VisualGUIDE - context-sensitive clinical guide linked to medical terminology and patient laboratory results
*	VisualALERTS - contains system decision support components
*	VisualRESULTS - complete numerical, text, and image test reporting with both tabular and graphic display
*	VisualREPORTS - viewable/printable clinical reports appropriate to the needs of the Service Chief or Nursing Director, used for quality assurance projects

*	VisualINSTRUCTIONS - viewable/printable instruction sheets for patients
*	VisualPHARMACY - access to clinical screens from the pharmacy, with work triage and bi-directional link to inventory system
*	DICOM viewer - for viewing PACS images directly through VisualMED clinical screens

Marketing

We intend to start selling our solution through value-added resellers such as Imtech, Engisanita, and the Ram Group. We plan to initiate discussions with some of the world's leading consulting and implementation service companies such as First Consulting, Superior Consulting, Groupe Thales, Cap Gemini, Syntegra and SNC Lavalin, and we hope to conclude an alliance with some of them in 2005.

Supply of Equipment

The equipment required for our system consists of servers, PCs, touch-monitors, biometric fingerprint devices, network switches, and key boards. The equipment is readily available from most large hardware suppliers, such as HP, IBM, Compaq, NEC, Verinex, Digital Persona,etc.

Warranties

We do not issue warranties in connection with our services. All of our products are offered with a warranty. Our current policy is to offer a warranty of one year on all products sold.

Insurance

Currently, we have insurance coverage of $1,000,000 for general liability and coverage for our fixed assets.

Government Regulation

We are not subject to state or federal regulation or subject to regulation in the Province of Quebec.

Competition

We compete with other entities that provide business solutions to the medical industry. Many of these competitors have more assets and capital than we do. We intend to compete with them based upon the quality of our service and systems as well as our personal contact with our customers.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws, and nondisclosure and other contractual provisions to protect our proprietary technology. Currently, we have three patents pending and we intend to file other patent applications when there is justification to proceed in such a way. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information.

Employees

As of August 3, 2005, we had 9 employees on our payroll and retained 5 full-time consultants and one part-time consultant. Our employees are not unionized. We believe relationships with our employees and consultants are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates' a party adverse to us in any legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS, RESULTS OF OPERATIONS OR PLAN OF OPERATIONS

Our Company incurred losses of $5,795,037 for the nine months ending March 31, 2005. This compares to $2,614 in the prior year period. The company discontinued its operations in mineral exploration in the previous quarter. The principal components of the loss involved one-time start-up costs that were incurred with respect to our entry in a new field of business. These were essentially: leasing new premises that could accommodate our new marketing and customer support facilities; a world-wide state-of-the-art service center was established, capable of supporting client hospitals by remote support technology, most of that expenditure being made up of salaries of newly hired employees, consultants, and software licenses. Also, as part of the new marketing effort, there was a considerable amount of effort put into presentation and hospital-specific infrastructure configurations in order to respond to major tenders and requests from potential buyers. Significant expenses equally went into hiring marketing employees and consultants. Additional expenses included travels to pursue contracts and attend conferences. The Company has been making considerable progress in building a viable sales funnel that included hospitals and regional healthcare authorities in Europe, 8 hospitals in Canada and 22 in the U.S. Finally, a small amount was devoted to professional expenses, depreciation, and filing fees.

On March 23, 2005, the Company issued 2,275,567 units at $0.75 per unit for proceeds of $1,706,675, pursuant to a private placement offering. Each unit consisted of one split-adjusted share of common stock and one share purchase warrant. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $1.25 per share for a period of two years. The fair value of the warrants was estimated at $3,851,845 using the Black-Scholes pricing model. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

Operating expenses for the nine months ending March 31, 2005 were $5,793,894, which included stock-based compensation of $4,514,285.

The main challenges that the company will have to meet over the next year will be to continue financing operations; focus on sales and marketing of our modules; and build strategic alliances to help us penetrate specific marketplaces in promising geographies. For financing, we expect that the warrants will be exercised within a one year period. Also, the Company is planning another private placement that would raise between $1.5 million and $2.8 million.

Since our acquisition of the VisualMED suite of software modules, and subsequent change of our corporate name, the company has undertaken to develop a comprehensive marketing and sales strategy for its newly acquired product lines. We intend to continue building a full-fledged marketing department that can handle market survey, develop marketing tools and support the sales channel we will be building. We will continue to hire sales and marketing executives and consultants. In the next quarter (Q4), an advisory board will be formed to help the company create better marketing strategy and to help tailor our sales approach to evolving market realities. We expect this initiative will help support our sales and marketing department, bringing together experts from the medical and international business community.

Our sales effort will continue targeting regions where current legal regulations encourage the adoption of our clinical management modules. We will aggressively pursue these markets through the creation of sales consortiums that bring together local healthcare consultants, hardware vendors and local systems integrators.

We are significantly advanced in creating one such consortium in France that will pursue opportunities offered by new French legislation that has mandated the implementation throughout the French healthcare system of a universal Electronic Patient Record. An agreement has been reached for a first pilot implementation in one of the countries largest hospitals. In Italy, we have begun to leverage some of our local relationships into creating a sales funnel of more than six hospitals. Despite typically long sales cycle, we expect concrete results before the year end. This is a market where business potential is largely driven by the need for precise medical audits as malpractice penalties increasingly result in criminal proceedings. We are continuing to build alliances in other European markets. We will make a special effort in the Canadian market, where the federal government is preparing to legalize e-Prescriptions in an effort to contain the rising cost of drugs. Finally, we will take advantage of the construction of new state of the art hospital facilities in developing countries such as Tunisia that provide elective surgery to European patients.

Financial Condition, Liquidity and Capital Resources

At March 31, 2005 all of our Company's principal capital resources have been acquired through the issuance of our common stock and advances from our investors. Cash used in operations was $1,430,406 during the nine months ended March 31, 2005.

At March 31, 2005, we had a positive working capital of $463,788 compared to a deficiency of $20,982 at June 30, 2004. We had cash on hand of $200,925 at March 31, 2005.

The Company had a net loss of $4,969,392 and $5,795,037 for the three month and nine month periods ended March 31, 2005. The Company incurred stock-based compensation of $4,514,285 during the three month period ended March 31, 2005.

At March 31, 2005, our Company's total assets were $711,229. This compares with our Company's total assets of $1,616 at June 30, 2004.

At March 31, 2005, our Company's total liabilities increased to $232,922 from $21,674 at June 30, 2004.

The Company will need to raise additional equity/debt financing to sustain operations over the next twelve months. Our auditors have expressed substantial doubt about our ability to continue as a going concern in their audit report.

Critical Accounting Policies

The Company's discussion and analysis of its financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements require management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures on the date of the financial statements. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to revenue recognition.

The Company uses authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. Critical accounting policies identified are as follows:

Long-Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Foreign Currenncy Transactions/Balances

The Company's functional and reporting currency is the United States dollar. The functional currency of the Company's subsidiary is the Canadian dollar. The financial statements of this subsidiary are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Foreign currency transaction gains and losses are included in current operations.

Revenue Recognition

The Company has not generated any revenues from inception to March 31, 2005. The Company will recognize revenue related to sales of medical software in accordance with Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements". Pursuant to SOP 97-2, revenue will only be recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Any allowance for doubtful accounts will be based on the Company's detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating or compensation committees. It does have audit and disclosure committees.

The name, age and position of our present officers and directors are set forth below:

Name	Age	Position Held

Gerard Dab	57	Chief Executive Officer, Secretary and Director
Arthur Gelston MD	56	President, Chief Science Officer and a Director
Philippe Panzini	40	Director
Louis J. Lombardo	61	Director
Barry Scharf	60	Chief Operating Officer and Vice President of Client Services
Philippe Rainville	44	Chief Financial Officer
Jayne H. Kirby	47	Vice President of Finance
Michael Maksud	47	Vice President of Technology

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

All our officers and directors have held their positions since October 2004.

Gerard Dab - Chairman of the Board of Directors, CEO and Secretary - Mr. Dab holds an Honours BA and an MA from McGill University. After an academic career and a stint as an executive with advertising company Foot, Cone & Belding of Chicago he served as president of Productions Publi-Cité Inc., of Montreal, a film and television finance company from November 1982 to June1992. From June 1992 to April 1998 he was executive producer of 'Finance,' a weekly television program on Canada's TVA network. In 1998 he joined VisualMED Clinical Systems Inc., a clinical software company based in Montreal, Canada, first serving as the President and Secretary, then since November 1999 Chairman of the Board and then, CEO since July 2001.

Arthur Gelston, M.D. - President and a Director - Dr. Gelston holds an M.D. degree from Cornell University, Ithaca, New York and is a Fellow of Johns Hopkins University, Baltimore and a Fellow of the Royal College of Physicians (Canada). Dr. Gelston is also an adjunct Professor of Medicine in the Department of Internal Medicine and was formerly Senior Physician of internal medicine, at the McGill University Health Center in Montreal, Canada. From July1988 to January 1999, Dr. Gelston served as the Director of Medical Clinics of the Department of Medicine and was until that date a senior physician at Montreal's Royal Victoria Hospital. In July 1998 he joined VisualMED Clinical Systems in Montreal, where he has been chief architect of the VisualMED Suite of Clinical Solutions, a state of the art Computer Physician Order Entry system. Since July 2000, he has also been a Director of the company and President and Chief Science Officer.

Philippe Panzini - Director - From March, 1989 through September1991, Mr. Panzini was a marketing executive with Softimage Inc. of Montreal, Canada, a company in 3-D computer graphic technology. From September, 1991 to February 1999 he worked at Discreet Logic, a computer imaging technology company based in Montreal, Canada, and served as its Chief Technology Officer. In 1998, he received an Academy Award from the Academy of Motion Picture Arts and Sciences for his contribution to the film industry in the field of digital imaging. From February 1999 to January 2000 he worked as a software architect for Behaviour Inc. an entertainment company based in Montreal, Canada. From February 2000 to December 2002 he was a marketing executive with VisualMED Clinical Systems Inc, a clinical software company based in Montreal, Canada. Since December 2002 he has been an imaging software manager with Apple Computers of Cupertino, California.

Louis J. Lombardo - Director - Mr. Lombardo served as Executive Vice President, Client Service Delivery, for American Express Travel Related Services Company of New York, New York, a financial and travel service company, from 1985 to 1998. Since 1998, he has served as President of Lombardo Consulting, L.P., of New York where he is working as a management and operational consultant with American Express of New York being the main client. During his 35 years at American Express, Mr. Lombardo's responsibilities included international risk management, global fraud, customer service and cross-selling programs in the U.S.

Barry Scharf - Chief Operating Officer - From January 2002 to October 2004, Mr. Scharf was the Vice President of Clinical Services at VisualMED Clinical Systems Inc., a clinical software company based in Montreal, Canada. From January 2001 to December 2001, Mr. Scharf was Vice President of Client Services at Medicool Health Systems Inc. located in Montreal, Quebec. Medicool Health Systems Inc. conducts research and development in the field of healthcare information technology. From February 2000 to January 2001, Mr. Scharf was Vice President of Client Services at VisualMED Clinical Systems Inc. Since January, 1993, Mr. Scharf has been President of the Board of Directors of Terre des Hommes Canada, a registered Canadian charity.

Philippe Rainville - Chief Financial Officer - Mr. Philippe Rainville has over twenty years of experience in the fields of Finance, Treasury, distribution and information technology. He holds a B.Com from McGill University and is a valid member of the Canadian Institute of Chartered Accountants. From 1984 - 1988, Mr. Rainville worked for Coopers & Lybrand as a financial auditor specializing in forensic accounting. From 1989 - 1991 he worked as a financial analyst successively for Provigo Inc., and Pepsi-Cola Canada. In late 1991 he joined Molson Breweries as Director of Financial Planning. He spent 13 years with Molson, serving various functions; from Regional Finance, he became Treasurer of Molson Canada in 1994 and Director of Strategic Planning in 1997. In 1999, he was promoted Vice-President Information Technology where he spent most of his time restructuring the company's IT systems and evaluating business software applications. From 2001 - 2004, Mr. Rainville was Vice-President Finance and Planning for Molson's Quebec/Atlantic Region. Mr. Rainville has been CFO at VisualMED Clinical Solutions Corp. since November 7, 2004.

Jayne Kirby - Vice President of Finance and Controller - From January 1999 to September 2004, Ms. Kirby was the Controller of VisualMED Clinical Systems Inc., a clinical software company based in Montreal, Canada. Earlier in her career, Ms. Kirby was a cash flow analyst at the head office of Royal Trust in Toronto, and then an international portfolio auditor for State Street Quebec, in Montreal.

Michael Maksud - Vice President of Technology - Since July 2000, Mr. Maksud has been Chief Software Architect of Medicool Health Systems Inc. Medicool Health Systems Inc. is located in Montreal, Quebec and conducts research and development in the field of healthcare information technology. From December 1990 to July 2000, Mr. Maksud was the Vice President of Research and Development and Chief Software Architect of Purkinje. Purkinje is a healthcare information technology company located in Montreal, Quebec.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years and through March 31, 2005. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)

Gerard Dab	2005	150,638	0	0	0	0	0	0
CEO & Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Arthur Gelston	2005	0	0	0	0	0	0	0
President and	2004	0	0	0	0	0	0	0
Director	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Philippe Panzini	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Louis Lombardo	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Barry Scharf	2005	130,552	0	0	0	130,000	0	0
COO	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Philippe Rainville	2005	0	0	0	0	100,000	0	0
CFO	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Jayne H. Kirby	2005	86,365	0	0	0	100,000	0	0
VP Finance &	2004	0	0	0	0	0	0	0
Secretary	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Michael Maksud	2005	0	0	0	0	0	0	0
VP Technology	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Hugh Grenfal, Jr.	2004	0	0	0	0	0	0	0
President & Director	2003	0	0	0	0	0	0	0
(resigned - 2004)	2002	0	0	0	0	0	0	0

Sergei Stetsenko	2004	0	0	0	0	0	0	0
Secretary & Director	2003	0	0	0	0	0	0	0
(resigned - 2004)	2002	0	0	0	0	0	0	0

All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors, other than our 2003 Incentive Stock Option Plan. Under this Plan, the board of directors is vested with discretionary authority to grant options to persons furnishing services to us. There are 5,000,000 shares in the plan. Of the 3,498,906 options awarded, 683,905 shares have been issued as a result of the exercise of options, 150,000 options were cancelled leaving 2,665,000 options outstanding for the period up to February 18, 2004.

Option Grants to Officers and Directors During the Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise of Base
Name	Granted (#)	Fiscal Year	Price ($/Sh)	Expiration Date
Barry Scharf	130,000	39.4%	$0.49	October 27, 2009
Jayne H. Kirby	100,000	30.3%	$0.49	October 27, 2009
Phillipe Rainville	100,000	30.3%	$0.49	October 27, 2009

Aggregated option/SAR Exercised by Officers and Directors in Last Fiscal Year and FY-End Option/SAR Values

No options were exercised in 2004.

Future Compensation of Our Officers

For the fiscal year ending June 30, 2005, we intend to pay Gerard Dab, our chief executive officer, a salary of $150,638; our chief operating officer, Barry Scharf, a salary of $130,552; and, our vice president of finance and secretary, Jayne H. Kirby, $86,365.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. We do intend to grant our directors options for serving on our board of directors. For fiscal year ending June 30, 2005, we have not determined the compensation that we may grant our directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares. The address for each person is our address at 1035 Laurier Street West, Suite 200, Montreal, Quebec, Canada H2V 2L1.

			Amount and
	Name of		Nature of	Percent of
Title of Class	Beneficial Owner	Position with Company	Ownership	Class

Common Stock	Gerard Dab	Chairman, Chief Executive	0(1)	0.00%
		Officer, Secretary and Director

Common Stock	Art Gelston MD	President, Chief Science	0(2)	0.00%
		Officer and Director

Common Stock	Philippe Panzini	Director	0(3)	0.00%

Common Stock	Louis J. Lombardo	Director	0(4)	0.00%

Common Stock	Philippe Rainville	Treasurer, Principal Financial	100,000(5)	0.22%
		Officer, Principal Accounting
		Officer

Common Stock	Jayne H. Kirby	VP Finance	100,000(6)	0.22%

Common Stock	Barry Scharf	VP Operations	130,000(7)	0.29%

Common Stock	Michel Maksud	VP Technology	0	0.00%

All current officers			0	0.00%
and directors as a
group (8 persons)

			Percentage	Number of	Percentage
		Number of	ofShares	Shares	of Shares
		Shares Before	Before the	After the	After the
Title of Class	Beneficial Owner	the Offering	Offering	Offering	Offering

Common Stock	Visual Health Care Corp.	31,866,000	71.09%	28,077,784	62.64%
(1), (2), (3), (4),	("VHCC")	Direct
(5), (6), (7)	391, Laurier West
Montreal, Quebec, Canada
H2W 2K3

(1)   Gerard Dab owns 21,819,624 preferred exchangeable shares of VHCC which are convertible into 6,545,877 common shares of VHCC or 13.3% of its total outstanding shares. He is also chairman of its board of directors.

(2)   Art Gelston, MD owns 20,138,800 preferred exchangeable shares of VHCC which are convertible into 6,041,640 shares of VHCC or 11.8% of its total outstanding shares. He is also a member of its board of directors.

(3)   Philippe Panzini owns 1,430,215 common shares of VHCC or 2.9% of its total outstanding shares.

(4)   Louis J. Lombardo owns 348,579 common shares of VHCC or 0.7% of its total outstanding shares.

(5)   Philippe Rainville owns options to acquire 100,000 shares of our common stock.

(6)   Jayne Kirby owns options to acquire 100,000 shares of our common stock. Ms. Kirby also owns 593,615 common shares of VHCC or 1.2% of its total outstanding shares.

(7)   Barry Scharf owns options to acquire 130,000 shares of common stock. Mr. Scharf also owns 737,428 common shares of VHCC or 1.5% of its total outstanding shares.

The persons named above are our parents and promoters within the meaning of such terms under the Securities Act of 1933 by virtue of their direct and indirect stock holdings.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Warrant Holders

The following sets forth the name of each warrant holder, the number warrants owned by each warrant holder and the expiration date of each warrant. For the 2,275,567 warrants, one warrant and $1.25 entitles the warrant holder to acquire one share of common stock. The warrants are exercisable as follows:

	Number of Warrants	Exercise price of
Name of beneficial owners	Owned	Warrants	Expiration date
Capex Investments Ltd.	1,321,759	$1.25	March 24, 2007
Aton Select Fund Ltd.	553,370	$1.25	March 24, 2007
Asset Protection Fund Ltd.	400,438	$1.25	March 24, 2007
TOTAL	2,275,567	$1.25

The following sets forth the name of each warrant holder, the number warrants owned by each warrant holder and the expiration date of each warrant. For the 166,667 warrants, one warrant and $0.001 entitles the warrant holder to acquire one share of common stock. The warrants are exercisable as follows:

	Number of Warrants	Exercise price of
Name of beneficial owners	Owned	Warrants	Expiration date
Stephane Solis	166,667	$0.001	March 24, 2007

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

		Percentage	Number of	Percentage of shares
	Total number of	of shares	shares	owned after the offering
	shares owned	owned prior	being	assuming all of the shares
Name	prior to offering	to offering	offered	are sold in the offering

Visual Healthcare Corp.	31,866,000	71.092%	3,788,216	62.64%
Claude Pellerin	25,000	0.0558%	25,000	0.00%
HPS Inc.	15,000	0.0333%	15,000	0.00%
Capex Investments Ltd.	1,321,759	2.949%	1,321,759	0.00%
Aton Select Fund Ltd.	553,370	1.235%	553,370	0.00%
Asset Protection Fund Ltd.	400,438	0.893%	400,438	0.00%
Stephane Solis	233,333	0.52%	233,333	0.00%
TOTAL	34,414,900	76.76%	6,3337,116	62.64%

In March 2005, a private placement was concluded with Capex Investments Ltd., Aton Select Fund Ltd., and Asset Protection Fund Ltd. whereby the securities being registered for resale herein were issued to the selling shareholders. Claude Pellerin and HPS Inc. received their shares for services rendered to the Company. Stephane Solis received 233,333 shares of common stock as a finder's fee. Visual Healthcare Corp. received its shares on Oct. 13, 2004, in exchange for the VisualMED Suite of Clinical Modules.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All of the natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holdlers. Capex Investments Ltd. is a Mauritius company controlled by Indigo Capital Limited, owned by Robert Clarke as sole shareholder. Mr. Clarke is a Canadian citizen and resident of Hong Kong. Aton Select Fund Ltd. and Asset Protection Fund Ltd. are fully registered Tortola, Virgin Islands, mutual funds, with Dr. Werner Keicher holding sole investment and voting power over the shares.

Future Sales of Shares

A total of 44,833,634 shares of common stock are issued and outstanding. Of the 44,833,634 shares outstanding, 7,966,500 are freely tradable and 36,857,134 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 36,857,134 restricted shares, 6,337,116 shares are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Currently, we have 44,833,634 shares of common stock outstanding.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

Currently there are 2,442,234 warrants outstanding. The warrants are exercisable now and the warrants have various expiration dates. See "Selling Warrant Holders." For 2,275,567 Warrants, one Warrant will entitle the warrant holder to acquire one (1) shares of common stock at a price of $1.25, for 166,667 Warrants, one Warrant will entitle the warrant holder to acquire one (1) shares of common stock at a price of $0.001. If the warrant holders do not exercise the warrant by March 24, 2007, the warrants will expire and be of no value.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

We are indebted to a director and an officer for $711 representing expenses incurred on our behalf. These amounts are included in accounts payable and are unsecured, non-interest bearing and have no specific terms of repayment.

A former president is owed $12,219 at March 31, 2005 (June 30, 2004 - $12,219) for payment of expenses on our behalf. This amount is included in accounts payable and is unsecured, non-interest bearing and has no specific terms of repayment.

We are owed $669 from our parent company, VisualMed Clinical Systems Corporation ("VCSC"). We are owed $56,971 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VCSC. These amounts represent cash advances, are unsecured, non-interest bearing and have no specific terms of repayment.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited by Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street; Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis.

Our audited financial statements for the years ending June 30, 2004 and 2003 as well for the nine month period ending March 31, 2005 (unaudited), immediately follow:

Table of Contents

UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheets	F-1
Consolidated Statements of Operations	F-2
Consolidated Statements of Cash Flows	F-3
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-4

INDEPENDENT AUDITOR'S REPORT	F-12
ANNUAL AUDITED FINANCIAL STATEMENTS
Balance Sheets	F-13
Statements of Operations	F-14
Statements of Cash Flows	F-15
Statement of Stockholders' Equity (Deficit)	F-16
NOTES TO THE AUDITED FINANCIAL STATEMENTS	F-17

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

	March 31,	June 30,
	2005	2004
	$	$
	(Unaudited)	(Audited)
Assets

Current Assets

Cash	200,925	692
Advances receivable (Note 3)	67,384	-
Prepaid expenses	403,111	-
Other assets	25,290	-
Total Current Assets	696,710	692

Property and Equipment (Note 4)	14,519	924
Total Assets	711,229	1,616

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable	147,655	3,655
Accrued liabilities	18,267	5,800
Advances from related party (Note 6)	-	12,219
Deferred revenue	67,000	-
Total Liabilities	232,922	21,674

Commitments (Notes 1 and 9)

Stockholders' Equity (Deficit)
Common Stock,
100,000,000 shares authorized with a par value of $0.00001;
42,308,067 and 45,466,500 shares issued and outstanding,
respectively	423	455
Additional Paid-in Capital	6,705,757	380,765
Accumulated Other Comprehensive Loss	(31,558)	-
Deficit Accumulated During the Development Stage	(6,196,315)	(401,278)
Total Stockholders' Equity (Deficit)	478,307	(20,058)
Total Liabilities and Stockholders' Equity (Deficit)	711,229	1,616

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clinical Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(Unaudited)

	Accumulated from
	September 7, 1999
	(Date of Inception)	Three Months Ended		Nine Months Ended
	to March 31,	March 31,		March 31,
	2005	2005	2004	2005	2004
	$	$	$	$	$

Revenue	-	-	-	-	-

Expenses
Customer service	335,305	102,918	-	335,305	-
Depreciation	1,897	1,201	-	1,897	-
Development costs	344,562	47,766	-	344,562	-
General and administration	483,190	222,816	-	483,190	-
Interest and bank charges	32,562	16,203	-	32,562	-
Sales and marketing	82,093	64,203	-	82,093	-
Stock-based compensation (Note 7(c) and (d))	4,514,285	4,514,285	-	4,514,285	-

Total Expenses	5,793,894	4,969,392	-	5,793,894	-

Net Loss Before Discontinued Operations	(5,793,894)	(4,969,392)	-	(5,793,894)	-

Discontinued Operations	(402,421)	-	(888)	(1,143)	(2,614)

Net Loss for the Period	(6,196,315)	(4,969,392)	(888)	(5,795,037)	(2,614)

Other Comprehensive Loss
Foreign currency translation adjustments	(31,558)	(4,590)	-	(31,558)	-

Comprehensive Loss	(6,227,873)	(4,973,982)	(888)	(5,826,595)	(2,614)

Net Loss Per Share - Basic and Diluted		(0.12)	-	(0.14)	-

Weighted Average Shares Outstanding
(split-adjusted)		40,052,000	45,466,500	42,064,000	45,466,500

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)
(Unaudited)
	Nine Months Ended
	March 31,
	2005	2004
	$	$
Cash Flows From Operating Activities
Net loss for the period	(5,795,037)	(2,614)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	1,896	370
Stock-based compensation	4,514,285	-
Common stock issued for interest	32,063	-
Common stock issued for services	100,000	-
Write off of assets	924	-
Changes in operating assets and liabilities
(Increase) in prepaid expenses	(403,111)	-
(Increase) in other assets	(25,290)	-
Increase in deferred revenue	67,000	-
Decrease in due to related party	-	7,084
(Increase) in advances and receivables	(67,384)	-
Increase in accounts payable and accrued liabilities	144,248	(5,510)
Net Cash (Used In) Operating Activities	(1,430,406)	(670)

Cash Flows To Investing Activities
Purchase of property and equipment	(12,424)	-

Net Cash To Investing Activities	(12,424)	-

Cash Flows From Financing Activities
Proceeds from notes payable	1,674,612

Net Cash Provided By Financing Activities	1,674,612	-

Effect of Exchange Rate Changes on Cash	(31,549)	-

Increase (Decrease) in Cash	200,233	(670)
Cash - Beginning of Period	692	1,362

Cash - End of Period	200,925	692

Non-Cash Financing Activities
Common stock issued for services	100,000	-
Common stock issued for settlement of notes payable and accrued interest	1,706,675	-

Supplemental Disclosures
Interest paid	-	-
Income taxes paid	-	-

(The accompanying notes are an integral part of these consolidated financial statements)

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

1.	Development Stage Company

The Company was incorporated in the State of Nevada on September 7, 1999. The Company changed its name to VisualMed Clinical Solutions Corporation on November 30, 2004. In September 1999 the Company purchased three mineral claims representing forty-four units, situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company's principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. Pursuant to an Agreement dated September 23, 2004 (the "Agreement"), which closed on October 13, 2004, the Company agreed to issue 31,866,000 split-adjusted restricted shares of common stock in exchange for certain assets of VisualMed Clinical Systems Corporation ("VCSC") consisting of commercial contracts, property and equipment and a suite of clinical software modules ("the modules") that are the key components of a Clinical Information System for healthcare facilities. VCSC is a Nevada corporation, based in Montreal, Canada, involved in developing software solutions targeting clinical medicine and related areas of the healthcare market. The Company will have the right to exploit, commercialize, install, support and upgrade the modules purchased. The rights to exploit, commercialize, install, support and upgrade are worldwide, except for that part of the U.S. market, as well as the Chinese and the Japanese language markets, into which VCSC has entered into similar agreements with other non-related companies. As a result of the transaction, VCSC now controls 80% of the Company. Refer to Note 5.

The Company's new business plan involves the distribution of medical software, therefore the Company, pursuant to the Agreement discussed above, decided to discontinue its mineral exploration efforts. These mineral interests will be allowed to lapse. The Company is primarily involved in activities related to the distribution of medical software and is considered to be a development stage company. Planned principal activities have not yet begun. At March 31, 2005, the Company had working capital of $463,788 and has incurred losses of $6,196,315 since inception. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and then attain profitable operations. Management has plans to seek additional capital through equity and/or debt offerings. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company will not be able to meet its funding commitments under the Agreement without acquiring substantial additional funding in the near future. The Company currently does not have sufficient financing arrangements in place to meet its funding obligations to VCSC and there is no assurance that the Company will be able to acquire the required financing on acceptable terms or at all. The Company expects to fund itself by the issue of short-term debt or the sale of common shares. Refer to Notes 7 and 10.

2.	Summary of Significant Accounting Principles

a)	Basis of Presentation and Fiscal Year

These consolidated financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". These financial statements include the accounts of the Company and its wholly-owned subsidiary, VisualMed Marketing Inc., a company incorporated and based in Quebec, Canada. All intercompany transactions and balances have been eliminated. The Company's fiscal year-end is June 30.

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Principles (continued)

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Property and Equipment

Property and equipment is stated at cost and consists of office furniture, computer hardware and software, and leasehold improvements. Amortization of office furniture is computed using the straight-line method over five years. Amortization of computer hardware and software is computed using the straight-line method over three years. Amortization of leasehold improvements will be computed on a straight-line method over five years.

e)	Long-Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

f)	Foreign Currency Transactions

The Company's functional and reporting currency is the United States dollar. The functional currency of the Company's subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Foreign currency transaction gains and losses are included in current operations.

g)	Development Costs

Costs related to the enhancement of existing medical software modules are expensed as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized any product development costs during the period.

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Principles (continued)

h)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

i)	Financial Instruments
The carrying value of cash, accounts payable, accrued liabilities, and advances from related party approximate fair value due to the relatively short maturity of these instruments.

j)	Revenue Recognition

The Company has not generated any revenues from inception to March 31, 2005. The Company will recognize any revenue related to sales of medical software in accordance with Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements". Pursuant to SOP 97-2, revenue will only be recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Any allowance for doubtful accounts will be based on the Company's detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues. The Company received a deposit of $67,000 on a contract entered into to provide product and services. As the Company has not provided any product or service to March 31, 2005, this amount has been recorded as deferred revenue.

k)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2005, the Company's only component of comprehensive income (loss) was foreign currency translation adjustments.

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Principles (continued)

l)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. Management is currently evaluating the impact of adoption of this standard on the Company's results of operations and financial position.

In December 2004, FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

m)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

3.			Advances Receivable
			March 31,	June 30,
			2005	2004
			$	$
			(Unaudited)	(Audited)

Advances to employees			(a) 9,744	-
Due from VisualMED Clinical Systems Inc., an affiliated company			(b) 56,971
Due from VisualMED Clinical Systems Corp., an affiliated company			(b) 669	-
			67,384	-

a)			Advances to employees of $9,744 represent amounts advanced towards travel expenses to be incurred. These amounts are non-interest bearing.

b)

The Company is owed $669 from its parent company, VisualMed Clinical Systems Corporation ("VCSC"). The Company is owed $56,971 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VCSC. These amounts represent cash advances, are unsecured, non-interest bearing and have no specific terms of repayment.

4.			Property and Equipment

			March 31,
			2005	June 30, 2004
		Accumulated	Net carrying value	Net carrying value
	Cost	Amortization	$	$
	$	$	(Unaudited)	(Audited)

Computer hardware	6,054	725	5,329	-
Computer software	8,424	1,136	7,288	-
Leasehold improvements	1,068	-	1,068	-
Office furniture	878	44	834	924
	16,424	1,905	14,519	924

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

5.	Asset Acquisition

Pursuant to an Agreement dated September 23, 2004, which closed on October 13, 2004, the Company issued 31,866,000 split-adjusted restricted shares of common stock to VisualMed Clinical Systems Corporation ("VCSC") in exchange for certain assets of VCSC consisting of commercial contracts, property and equipment, a suite of clinical software modules that are the key components of a Clinical Information System for healthcare facilities, all the issued and outstanding common shares of VisualMed Marketing Inc., and other assets.

The Company completed the Agreement by:

i)

completing a private placement of a minimum of $1,500,000 and a maximum of $4,000,000 within 90 days following the closing of the Agreement (subsequently extended to 180 days following the closing of the Agreement). The terms of the private placement consisted of a minimum of 2,000,000 units and a maximum of 5,333,333 units at a price of $0.75 per unit. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to acquire an additional share at a price of $1.25 per share for a period up to two years from the closing date of the private placement. The Company completed the private placement on March 23, 2005 by the issue of 2,275,567 units at $0.75 per unit to settle outstanding notes payable of $1,674,612 and accrued interest of $32,063.

ii)	assuming and paying up to $100,000 per month towards the ongoing operating costs of VCSC which were reimbursed to the Company from the proceeds of the private placement;

iii)

assuming up to a maximum of CDN$304,000, amounts incurred from July 1, 2004 to closing of the Agreement, to maintain the ongoing operating costs of VCSC which was repaid on the closing of the private placement;

iv)	returning to treasury and cancelling 37,500,000 split-adjusted common shares, previously issued to two directors of the Company, for no consideration;

As a result of the above transactions VCSC controlled 80% of the outstanding common shares of the Company. The acquisition was accounted for as an asset purchase in accordance with EITF 98-3 "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business", as all but a de minimis amount of the fair value of the transferred assets was represented by the software modules. These modules must be modified before implementation by any potential customers. There were no prior sales by VCSC related to these modules. The transferred assets were recorded at the book value of the transferor, VCSC, as this was a related party transaction. Acquisition costs of $13,000 associated with this acquisition were expensed.

$

	Property and equipment	4,000
	Software modules	-
	Common shares of VisualMed Marketing, Inc. (an inactive company)	-
	Paid by the issue of 31,866,000 split-adjusted common shares	4,000

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

6.	Related Party Transactions/Balances

a)

The Company is indebted to a director and an officer for $711 representing expenses incurred on behalf of the Company. These amounts are included in accounts payable and are unsecured, non-interest bearing and have no specific terms of repayment.

b)

A former President of the Company is owed $12,219 at March 31, 2005 (June 30, 2004 - $12,219) for payment of expenses on behalf of the Company. This amount is included in accounts payable and is unsecured, non-interest bearing and has no specific terms of repayment.

c)

The Company is owed $669 from its parent company, VisualMed Clinical Systems Corporation ("VCSC"). The Company is owed $56,971 from VisualMED Clinical Systems Inc., a wholly-owned subsidiary of VCSC. These amounts represent cash advances, are unsecured, non-interest bearing and have no specific terms of repayment.

7.	Common Stock

a)	On March 24, 2005, the Company issued 15,000 split-adjusted shares of common stock at a fair value of $37,500 for professional services rendered.

b)	On March 23, 2005, the Company issued 25,000 split-adjusted shares of common stock at a fair value of $62,500 for consulting services rendered.

c)

On March 23, 2005, the Company issued 2,275,567 units at $0.75 per unit for proceeds of $1,706,675, pursuant to a private placement offering. Each unit consisted of one split-adjusted share of common stock and one share purchase warrant. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $1.25 per share for a period of two years. The fair value of the warrants was estimated at $3,851,845 using the Black-Scholes pricing model. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

d)

On March 23, 2005, the Company issued 233,333 warrants as a finder's fee pursuant to a Finder's Fee Agreement dated March 21, 2005. Each warrant entitles the holder to acquire one split-adjusted share of common stock at $0.001 per share for a period of two years. The fair value of the warrants was estimated at $662,440 using the Black-Scholes pricing model. The following assumptions were used: average risk-free interest rate of 3.34%; expected life of one year; dividend yield of 0%; and expected volatility of 68%.

e)	On March 23, 2005, the Company issued 160,000 split-adjusted shares of common stock by the exercise of 160,000 warrants at $0.001 per share.

f)

On October 25, 2004, the Company declared a stock dividend of one additional share of common stock for each two shares of common stock outstanding. All per share amounts have been retroactively adjusted to reflect the stock dividend.

g)	On October 13, 2004, the Company issued 31,866,000 split-adjusted shares of common stock at a fair value of $4,000 for the acquisition of certain assets acquired from VCSC as described in Note 5.

h)	On October 13, 2004, 37,500,000 split-adjusted shares previously issued to two directors of the Company were returned to treasury and cancelled for no consideration.

VisualMED Clincial Solutions Corp.
(formerly Ancona Mining Corporation)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)
(Unaudited)

8.	Segment Disclosures

The Company operates as one operating segment which is the sale of its suite of clinical software modules. The Chief Executive Officer is the Company's Chief Operating Decision Maker (CODM) as defined by SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." The CODM allocates resources and assesses the performance of the Company based on the results of operations.

9.	Commitments

a)

In November 2004, the Company entered into a lease agreement for office premises at a rate of CDN$59,340 per annum, for a five year term expiring on September 30, 2009, with an option to renew for an additional five years.

b)

The Company entered into a Finder's Fee agreement dated March 21, 2005, for a term of 90 days. The Company agreed to issue 233,333 warrants as a finder's fee in payment for the closing of the private placement offering of 2,275,567 units described in Note 7(c). The warrants have an exercise price of $0.001 per share and expire on March 24, 2007. Upon the exercise of warrants by the private placement investors (the "Investors"), the Company will pay a cash fee of 5% of the proceeds to the Finder. Upon the exercise of the warrants by the Investors, the Company will issue a further 166,667 warrants to the Finder, or a pro rata amount if less than all warrants issued to the Investors are exercised. The Finder's warrants are exercisable at $0.001 per share and expire on March 24, 2007. On March 23, 2005, the Finder exercised 160,000 warrants to acquire 160,000 shares of common stock, and on April 15, 2005, the Finder exercised an additional 73,333 warrants to acquire 73,333 shares of common stock.

10.	Subsequent Events

a)	The Company received additional cash loans of $161,080 (Cdn$200,000) bearing interest at the rate of 10% per annum, which are repayable on demand.

b)	On April 15, 2005, the Company issued 73,333 split-adjusted shares of common stock by the exercise of 73,333 warrants at $0.001 per share.

Independent Auditors' Report

To the Stockholders and Directors
of Ancona Mining Corporation
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Ancona Mining Corporation (An Exploration Stage Company) as of June 30, 2004 and 2003 and the related statements of operations, cash flows and stockholders' deficit for the period from September 1, 1999 (Date of Inception) to June 30, 2004 and the years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Ancona Mining Corporation (An Exploration Stage Company), as of June 30, 2004 and 2003, and the results of its operations and its cash flows for the period from September 1, 1999 (Date of Inception) to June 30, 2004, and the years ended June 30, 2004 and 2003, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has incurred start-up losses to date. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"
CHARTERED ACCOUNTANTS
Vancouver, Canada
September 8, 2004

Ancona Mining Corporation(An Exploration Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	June 30,	June 30,
	2004	2003
	$	$

ASSETS

Current Assets

Cash	692	1,362
Deposits	-	411

Total Current Assets	692	1,773

Property and Equipment (Note 3)	924	1,417

Mineral Properties (Note 4)	-	1,312

Total Assets	1,616	4,502

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	3,655	2,711
Accrued liabilities	5,800	8,110
Due to related parties (Note 5(b))	12,219	4,535

Total Liabilities	21,674	15,356

Contingency (Note 1)

Stockholders' Deficit

Common Stock, 100,000,000 shares authorized with a par value of
$0.00001; 30,311,000 shares issued and outstanding	303	303

Additional Paid-In Capital	380,917	380,917

Deficit Accumulated During the Exploration Stage	(401,278)	(392,074)

Total Stockholders' Deficit	(20,058)	(10,854)

Total Liabilities and Stockholders' Deficit	1,616	4,502

(The accompanying notes are an integral part of these financial statements)

Ancona Mining Corporation
(An Exploration Stage Company)
Statements of Operations
(expressed in U.S. dollars)

			Accumulated from
			September 7, 1999
	Year Ended		(Date of Inception)
	June 30,		to June 30,
	2004	2003	2004
	$	$	$

Revenue	-	-	-

Expenses

Consulting	-	-	271,536
Depreciation	493	493	1,541
General and administration	45	591	21,575
Investor relations	-	-	9,346
Mining exploration and claim costs	1,312	1,332	6,870
Professional fees	6,918	13,720	79,030
Rent (Note 5(a))	411	911	7,250
Transfer agent and filing fees	25	1,155	4,130

Total Expenses	9,204	18,202	401,278

Net Loss for the Period	(9,204)	(18,202)	(401,278)

Net Loss Per Share - Basic and Diluted	-	-

Weighted Average Shares Outstanding	30,311,000	30,311,000

(The accompanying notes are an integral part of these financial statements)

Ancona Mining Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)
			For the Period from
			September 7, 1999
	Year Ended		(Date of Inception)
	June 30,		to June 30,
	2004	2003	2004
	$	$	$
Cash Flows To Operating Activities

Net loss	(9,204)	(18,202)	(401,278)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	493	493	1,542
Stock-based compensation	-	-	272,223
Write-off of mineral claims	1,312	1,332	2,644

Changes in operating assets and liabilities

Deposits	411	-	-
Accounts payable and accrued liabilities	(1,366)	9,996	9,455
Due to related parties	7,684	4,435	12,352

Net Cash Used In Operating Activities	(670)	(1,946)	(103,062)

Cash Flows To Investing Activities

Purchase of property and equipment	-	-	(2,466)

Net Cash Used In Investing Activities	-	-	(2,466)

Cash Flows From Financing Activities

Proceeds from sale of common stock	-	-	106,220

Net Cash Provided By Financing Activities	-	-	106,220

Increase (Decrease) in Cash	(670)	(1,946)	692

Cash - Beginning of Period	1,362	3,308	-

Cash - End of Period	692	1,362	692

Non-Cash Investing and Financing Activities

Stock issued in exchange for consulting services	-	-	272,223
Stock issued in payment of advances	-	-	133
Stock issued in payment of mining claims	-	-	2,644

Supplemental Disclosures

Interest paid	-	-	-
Income taxes paid	-	-	-

(The accompanying notes are an integral part of these financial statements)

Ancona Mining Corporation
(An Exploration Stage Company)
Statement of Stockholders' Equity (Deficit) (Note 6)
For the period from September 7, 1999 (date of inception) to June 30, 2004
(expressed in U.S. dollars)
				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Exploration	Equity
	# of	Amount	Capital	Stage	(Deficit)
	Shares	$	$	$	$

Balance - September 7, 1999 (Date of Inception)	-	-	-	-	-

Issuance of stock for services and payment of
advances at $0.011 per share	25,000,000	250	274,750	-	275,000

Net loss for period	-	-	-	(294,522)	(294,522)

Balance - June 30, 2000	25,000,000	250	274,750	(294,522)	(19,522)

Issuance of common stock at $0.02 per share	5,311,000	53	106,167	-	106,220

Net loss for the year	-	-	-	(38,069)	(38,069)

Balance - June 30, 2001	30,311,000	303	380,917	(332,591)	48,629

Net loss for the year	-	-	-	(41,281)	(41,281)

Balance - June 30, 2002	30,311,000	303	380,917	(373,872)	7,348

Net loss for the year	-	-	-	(18,202)	(18,202)

Balance - June 30, 2003	30,311,000	303	380,917	(392,074)	(10,854)

Net loss for the year	-	-	-	(9,204)	(9,204)

Balance - June 30, 2004	30,311,000	303	380,917	(401,278)	(20,058)

(The accompanying notes are an integral part of these financial statements)

Ancona Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

  Exploration Stage Company

  The Company was incorporated in the State of Nevada on September 7, 1999. In September 1999 the Company purchased three mineral claims representing forty-four units, situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company's principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

  The Company has been in the exploration stage since its formation on September 7, 1999 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

  At June 30, 2004, the Company had a working capital deficit of $20,982. A minimum of $2,000 per quarter is needed to cover expenses. Thus in the next year the Company will require $28,982 to cover both new expenses and preserve working capital. This amount would operate the Company but leave little or nothing for exploration. The Company expects to fund itself in the next twelve months by issuing common shares for cash and services.

  Summary of Significant Accounting Principles

  a)     Year End

  The Company's year end is June 30.

  b)     Basis of Accounting

  These financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in U.S. dollars.

  c)     Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  d)     Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  e)     Property and Equipment

  Property and equipment is stated at cost. Amortization is computed using the straight-line method over five years.

Ancona Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

  Summary of Significant Accounting Principles (continued)

  f)     Long-Lived Assets

  In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

  g)     Foreign Currency Transactions/Balances

  The Company's functional and reporting currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

  h)     Exploration and Development Costs

  The Company has been in the exploration stage since its formation in September 7, 1999 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

  i)     Basic and Diluted Net Income (Loss) Per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  j)     Financial Instruments

  The carrying value of cash, accounts payable, accrued liabilities, and due to related parties approximate fair value due to the relatively short maturity of these instruments.

  k)     Comprehensive Loss

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2004 and 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Ancona Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

  Summary of Significant Accounting Principles (continued)

  l)     Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

  m)     Recent Accounting Pronouncements

  In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

  Property and Equipment

			June 30,	June 30,
			2004	2003
		Accumulated	Net Carrying	Net Carrying
	Cost	Depreciation	Value	Value
	$	$	$	$

Office furniture	2,466	1,542	924	1,417

  Mineral Properties

  In September 1999, the Company, through its President, acquired 100% of the rights, titles and interests in three mining claims (Marmot, Wombat and AMAX) representing forty-four units in the Greenwood Mining Division of British Columbia. The President conveyed title to the claims via an unrecorded deed. During 2003, the Wombat claims were allowed to lapse. The Company received Portable Assessment Credits (PAC) from an arm's length company in exchange for the AMAX mining claim. The PAC was used to extend the validity of the Marmot claim, which represents fifteen units, until May 11, 2005.

  Related Party Transactions/Balances

  a)     The Company occupies office space provided by a company where the President of the Company was previously a vice president and a director. Monthly rental is determined by usage. At June 30, 2004, the Company was indebted to this company for $911, which is non-interest bearing, unsecured and due on demand. Due to the minimal operations of the Company, $411 has been charged for the year ended June 30, 2004 (2003 - $911).

  b)     The President of the Company is owed $12,119 at June 30, 2004 for payment of expenses on behalf of the Company. This amount is non-interest bearing, unsecured and due on demand. The remaining $100 is owed to a director.

Ancona Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

  Common Stock

  During 2003, the Company's Board of Directors approved a four for one split of common shares. The Company issued four additional common shares for each one common share outstanding effective as of the period date of November 18, 2002. All per share amounts have been retroactively adjusted to reflect the stock split.

  Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $126,000 which commence expiring in 2019. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

  Income Taxes (continued)

  The components of the net deferred tax asset at June 30, 2004 and 2003, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2004 $	2003 $
Net Operating Loss	7,892	16,870
Statutory Tax Rate	34%	34%
Effective Tax Rate	-	-
Deferred Tax Asset	2,683	5,736
Valuation Allowance	(2,683)	(5,736)
Net Deferred Tax Asset	-	-

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	$500.00
Accounting/administrative Fees and Expenses	$9,400.00
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$25,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$35,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we sold the following securities without registration:

a)

On October 13, 2004, VisualMed Clinical Systems Corporation, a Nevada corporation ("VCSC") entered into an agreement with Ancona Mining Corporation, a Nevada corporation, ) wherein Ancona agreed issued 21,244,000 restricted shares of common stock in exchange for certain assets of VCSC. The assets consist of Commercial Contracts, Fixed Assets, other Assets and Receivables. The shares were issued pursuant to Reg. S of the Securities Act of 1933. The shares and warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

b)

On October 25, 2004, we declared a stock dividend of one additional share of common stock for each two shares of common stock outstanding. As a result, 13,277,000 shares of common stock were issued to shareholders of record which included 10,662,000 shares of common stock which were issud to VCSC bringing its total shares up to 31,866,000. Stock dividends do not require a distributee to give any value in exchange. within the meaning of section 2(a)(3) of the Securities Act of 1933, therefore, the registration provisions requirements do not apply. See Gurvitz v. Bregman & Co., 379 F.Supp. 1283, 1286 (SDNY 1974); New Am. Fund, Inc., SEC No-Action Letter, 1984 WL 45920 (Sept. 24, 1984), and 17 CFR 230.145(a).

c)

On March 23, 2005, we issued 1,321,759 restricted shares of common stock and warrants to acquire an additional 1,321,759 shares of common stock to Capex Investments Ltd. in consideration of $991,319.25. Each warrant allows Capex to acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

d)

On March 23, 2005, we issued 553,370 restricted shares of common stock and warrants to acquire an additional 553,370 shares of common stock to Aton Select Fund Ltd. in consideration of $415,027.50. Each warrant allows Aton to acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

e)

On March 23, 2005, we issued 400,438 restricted shares of common stock and warrants to acquire an additional 400,438 shares of common stock to Asset Protection Fund Ltd. in consideration of $300,328.50. Each warrant allows Asset Protection acquire an additional share of common stock at an exercise price of $1.25 per share. The shares and warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

f)

On March 23, 2005, we issued 25,000 restricted shares of common stock to Claude Pellerin in consideration of legal services rendered to us. The shares were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

g)

On March 23, 2005, we issued 25,000 restricted shares of common stock to HPS Inc. in consideration of legal services rendered to us. The shares were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

h)

On March 23, 2005, we issued warrants to Stephane Solis to acquire 233,333 shares of common stock at an exercise price of $$0.001 per share in consideration of services rendered to us. The warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

i)

On March 23, 2005, Stephane Solis exercised 160,000 warrants to acquire 160,000 shares of common stock, and on April 15, 2005, Stephane Solis exercised an additional 73,333 warrants to acquire 73,333 shares of common stock, bringing his total holdings to 233,333 common shares, each an exercise price of $0.001 per warrant or a total of $233.33.

j)

On April 15, 2005, we issued warrants to Stephane Solis to acquire 166,667 shares of common stock at an exercise price of $0.001 per share in consideration of services rendered to us. The warrants were issued pursuant to Reg. S of the Securities Act of 1933. The transaction was with a non-US person and the transaction was consumated outside the United States.

We issued the foregoing restricted securities pursuant to Reg. S of the Securities Act of 1933 if the sales took place outside the United States of America and pursuant to Section 4(2) of the Securities Act of 1933 for sales taking place in the United States. With respect to the sales within the United States, all purchasers acknowledged they were sophisticated investors and have been given the same information that would be found in a Form SB-2 registration statement.

ITEM 27.     EXHIBITS.

The following exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-94835 on January 18, 2001. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.

The following exhibits are incorporated herein by reference from the Registrant's Form 10-KSB Annual Report and amendment thereto as filed with the Securities and Exchange Commission, on September 5, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

14.1	Code of Ethics
99.1	Audit Committee Charter
99.2	Disclosure Committee Charter

The following exhibit is incorporated by reference from the Registrant's form 8-K dated October 19, 2004 as filed with the Securities and Exchange Commission.

10.1	VisualMed Agreement

The following exhibits are filed with this registration statement:

5.1 *	Opinion of Conrad C. Lysiak
10.1	Memorandum of a Consultant Agreement
10.2	Memorandum of a Retainer Agreement
10.3	Series A Warrant - Number of Shares: 400,438
10.4	Series A Warrant - Number of Shares: 553,370
10.5	Series A Warrant - Number of Shares: 1,321,759
10.6	Common Stock Purchase Agreement
10.7	Registration Rights Agreement
10.8	Finder's Agreement
23.1	Consent of Manning Elliott, Chartered Accountants
23.2	Consent of Conrad C. Lysiak, Esq., Attorney at Law

*   Previously filed.

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on this 8th day of August, 2005.

VISUALMED CLINICAL SOLUTIONS CORPORATION

BY:	/s/ Gerard Dab
Gerard Dab, Principal Executive Officer

BY:	/s/ Philippe Rainville
Philippe Rainville, Principal Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gerard Dab, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gerard Dab	Chairman of the Board of Directors	August 8, 2005
Gerard Dab

/s/ Dr. Arthur Gelston	Director	August 8, 2005
Dr. Arthur Gelston

/s/ Philippe Panzini	Director	August 8, 2005
Philippe Panzini

/s/ Louis J. Lombardo	Director	August 8, 2005
Louis J. Lombardo